Exhibit 10.12

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of June, 2002, by and among the holders of approximately eighty-six percent (86%) of the Class A Convertible Preferred Stock (the “Class A Preferred”) of PharmaKinetics Laboratories, Inc., a Maryland corporation (the “Company”) as set forth on the signature pages hereto (the “Investors”).

WITNESSETH

        WHEREAS, in reliance upon the execution and delivery of this Agreement, Bioanalytical Systems, Inc., an Indiana corporation (“Parent”) and PI Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Parent (“MergerCo”) have entered into that certain Agreement and Plan of Merger by and among Parent, MergerCo and the Company of even date herewith and attached hereto as Exhibit A (the “Merger Agreement”) whereby MergerCo will be merged with and into the Company as more fully described in the Merger Agreement (the “Merger”);

        WHEREAS, Parent and MergerCo are executing the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Investors; and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and MergerCo have requested that the Investors agree, and in order to induce Parent and MergerCo to enter into the Merger Agreement, the Investors have agreed, to vote the shares of Class A Preferred held by each such Investor as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

1.    Voting of Shares. At any time prior to the Expiration Date (as defined below), at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each of the Investors shall, notwithstanding the recommendation of the Board of Directors of the Company, vote the shares of Class A Preferred held by such Investor (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Parent, including but not limited to a Superior Acquisition Proposal (as defined in the Merger Agreement), and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which may reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind the Investors as stockholders of the Company only with respect to the specific matters set forth herein. Nothing herein shall prevent any Investor from taking any action, or omitting to take any action, as a member of the Board of Directors of the Company required so as to comply with such Investor’s fiduciary duties as a director of the Company, as determined by such Investor in good faith after consultation with and advice from outside counsel to the Company.

2.    Agreement to Retain Shares. Each of the Investors agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the shares of Class A Preferred held by such Investor prior to the Expiration Date) or to otherwise dispose of or encumber such Investor’s shares of Class A Preferred, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. Notwithstanding the foregoing, any Investor may transfer the shares of Class A Preferred held by such Investor to a member of the Investor’s immediate family or to a trust or other entity created by the Investor for tax or estate planning purposes, provided that any such transferee agrees to assume the obligations of the Investor hereunder with respect to any shares of Class A Preferred so transferred. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement), and (ii) the date of termination of the Merger Agreement in accordance with its terms.

3.    Third Party Beneficiaries. The Investors acknowledge that each of Parent and MergerCo is, and is intended by the Investors to be, a third party beneficiary of this Agreement.

4.    Termination. This Agreement shall terminate as of the Expiration Date.

5.    Additional Documents. The Investors hereby covenant and agree to execute and deliver any additional documents necessary, in the reasonable opinion of Parent or the Company, to carry out the purpose and intent of this Agreement, including but not limited to any proxy for the voting of the Class A Preferred.

6.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

LESLIE B. DANIELS
(103,885 Shares)

                /s/  Leslie B. Daniels
Leslie B. Daniels

MICHAEL F. PRICE
(191,659 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Michael F. Price

RICHARD J. SCHMEELK
(103,885 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Richard J. Schmeelk

PETER M. GOTTSEGEN
(103,885 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Peter M. Gottsegen

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THOMAS F. KEARNS, JR.
(11,110 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Thomas F. Kearns, Jr.

RICHARD L. SCOTT REVOCABLE TRUST
(83,330 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for the Richard L. Scott Revocable Trust

JOSEPH RICCARDO
(94,441 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Joseph Riccardo

PETER G. RESTLER
(24,999 Shares)

By:            /s/  Leslie B. Daniels
        Leslie B. Daniels, as attorney-in-fact
            for Peter G. Restler

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